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                                                                  Exhibit (p)(9)

                        HANSBERGER GLOBAL INVESTORS, INC.
                             AMENDED CODE OF ETHICS

This Amended Code of Ethics (the "Code") has been adopted by Hansberger Global Investors, Inc. ("HGII"). The Code is based on the principle that the officers, directors and employees of HGII owe a fiduciary duty to their advisory clients to conduct personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of their relationship with HGII and its clients. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. Technical compliance with the Code's procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual's fiduciary duties to HGII's advisory clients. The Code has been adopted pursuant to Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act, including 204A-1 thereof, and to comply with the recordkeeping requirements of Rule 204-2 under the Advisers Act.

I.    DEFINITIONS

      A. "1940 Act" means the U.S. Investment Company Act of 1940, as amended.

      B. "Access Person" means any director or officer of the Company. The term also means: (i) any of HGII's Supervised Persons: (A) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The term also includes any supervised person who has access to nonpublic information regarding the portfolio holdings of a Reportable Fund.

      C. "Advisers Act" means the U.S. Investment Advisers Act of 1940, as amended.

      D. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to a dividend reinvestment plan.

      E. A Security is "being considered for purchase or sale" when a recommendation to purchase a Security has been made and communicated to the HGII research group or posted on the Company's research bulletin board.

      F. "Beneficial Account" means all accounts in the name of or for the benefit of an Employee, his or her spouse, dependent children or any person living with an Employee or to whom an Employee contributes economic support, as well as any other non-Company client account with respect to which an Employee exercises investment discretion or provides investment advice.

      G. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 16a-1(a)(2) thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Access Person owns or acquires. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

      H. "Chief Compliance Officer" or "CCO" means Susan Moore-Wester or her successor.

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      I.    "Company" means HGII and its subsidiaries.

      J. "Compliance Department" means the Company's compliance department located in Fort Lauderdale, Florida or its successor.

      K. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

      L. "Employee" means any officer or employee of the Company, but does not mean any Outside Director.

      M. "Exchange-traded Fund or "ETF" means a registered investment company that operates pursuant to an order from the U.S. Securities and Exchange Commission (the "Commission") exempting the ETF from certain provisions of the 1940 Act so that the ETF may issue securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units. An ETF issues and redeems its shares in creation units, at their net asset value. Individual ETF shares are purchased or sold in secondary market transactions at negotiated prices, i.e., at prices that are determined by that market. An ETF registers with the Commission under the 1940 Act either as an open-end management company or as a unit investment trust. Solely for the purposes of this Code of Ethics, also included in the definition of an ETF are securities that operate in a substantially similar manner as a traditional ETF (e.g., the iShares COMEX Gold Trust). Any questions regarding this definition should be directed to the Chief Compliance Officer or the General Counsel.

      N. "Federal Securities Laws" means the U.S. Securities Act of 1933, the 1934 Act, U.S. Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the U.S. Gramm-Leach-Bliley Act, rules adopted under these acts, the U.S. Bank Secrecy Act as it applies to registered U.S. investment companies and registered U.S. investment advisers and rules promulgated thereunder. Each of the aforementioned acts shall include amendments made from time-to-time.

      O.    "General Counsel" means J. Christopher Jackson or his successor.

      P. "Initial public offering" means an offering of securities registered under the U.S. Securities Act of 1933, as amended (the "1933 Act"), the issuer who, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

      Q. "Legal Department" means the Company's legal department located in Fort Lauderdale, Florida or its successor.

      R. "Outside Director" means a director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19)(B) of the 1940 Act.

      S. "Private Placement" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506.

      T. "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

      U. "Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and, for purposes of this Code of Ethics, shall include ETFs, options and depositary receipts on Securities and transactions in related futures contracts, closed-end investment companies, private investment funds, hedge funds and any other foreign or offshore funds, unit investment trusts and all Reportable Funds. It shall not include Registered

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            Open-End Investment Companies, unit investment trusts that are invested exclusively in one or more Registered Open-End Investment Companies, direct obligations of the Government of the United States, high quality short-term debt securities (including repurchase agreements), bankers' acceptances, bank certificates of deposit, and commercial paper.

      V. "Supervised Person" shall have the meaning set forth in Section 202(a)(25) of the Advisers Act. For purposes of the Code, all Employees shall be deemed to be Supervised Persons.

      W. "Registered Open-End Investment Company" means any U.S. open-end investment company (mutual fund) other than a Reportable Fund and ETFs.

      X. "Reportable Fund" means any open-end investment company (mutual fund) and closed-end investment company (collectively, "funds"), other than funds that rely on Rule 2a-7 under the 1940 Act, i.e. money market funds, for which HGII serves as an investment adviser or investment sub-adviser or any funds whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, HGII. For purposes of this definition, "control" has the same meaning as set forth in Section 2 (a) (9) of the 1940 Act. A list of such funds is attached to this Code as Schedule 1, which Schedule will be amended from time-to-time.

      Y. "Security held or to be acquired" means: (a) any Security which, within the most recent 15 calendar days (i) is or has been held by a client or (ii) is being or has been considered for purchase by the Company for a client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in (a) above.

II.   STANDARDS OF CONDUCT

      All Access Persons shall comply with all applicable provisions of the Federal Securities Laws, including those provisions addressed in the Code as well as the Company's compliance policies and procedures.

      No Access Person shall in connection with the direct or indirect purchase or sale of a Security held or to be acquired by a Company client (including an investment company managed or advised by the Company):

      A.    employ any device, scheme or artifice to defraud a client;

      B. make to a client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or

      D.    engage in any manipulative practice with respect to a client.

III.  EXEMPTED TRANSACTIONS

      A. The prohibitions of Section IV, E., F. and G. of this Code shall not apply to:

            1.    Purchases that are part of an Automatic Investment Plan;

            2. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

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            3.    Purchases or sales effected in any account over which the
                  person has no direct or indirect influence or control;

            4. Purchases or sales through any profit sharing, pension or other benefit plan of the Company; and

            5. Purchases or sales of ETFs, closed-end investment companies, private investment funds, hedge funds, foreign or off-shore funds, unit investment trusts or Reportable Funds.

      B. The prohibitions of Section IV. A. 5 of this Code shall not apply to:

            1. Purchases or sales that are nonvolitional on the part of the person;

            2.    Purchases that are part of an Automatic Investment Plan;

            3. Purchases or sales effected in any account over which the person has no direct or indirect influence or control; and

            4. Purchases or sales through any profit sharing, pension or other benefit plan of the Company.

      C. In addition, the pre-clearance requirements of Section V. A. of this Code shall not apply to:

            1. Purchases or sales that are nonvolitional on the part of the person;

            2.    Purchases that are part of an Automatic Investment Plan;

            3. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

            4. Purchases or sales effected in any account over which the person has no direct or indirect influence or control; and

            5. Purchases and sales of ETFs, closed-end investment companies, private investment funds, hedge funds, foreign or off-shore funds or unit investment trusts.

      D. The Chief Compliance Officer or General Counsel may pre-approve a purchase or sale of a Security that would otherwise violate the provisions set forth in Section IV below if he or she determines after appropriate inquiry that the transaction is consistent with the fiduciary duty owed to the Company's clients and is not potentially harmful to clients because: (a) it does not conflict with any Security being considered for purchase by any current advisory client and (b) the decision to purchase or sell the Security is not the result of information obtained in the course of a person's relationship with an advisory client or the Company.

IV.   PROHIBITED CONDUCT; REQUIRED ACTIONS

      A. Employees are prohibited from engaging in the following activities unless they have obtained prior written approval from the Chief Compliance Officer or the Legal Department:

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            1.    Employees may not join an investment club or enter into an investment partnership;

            2.    Employees may not purchase any security in a Private
                  Placement;

            3. Employees may not serve on a board of directors of either a publicly traded or a privately held company nor may they serve as a member of any creditor committee;

            4. Employees may not purchase any security in an initial public offering; and

            5. Employees may not profit from the purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days. Any profits realized on such trades shall be disgorged to a charitable organization.

            In addition to the above, Access Persons who are not Employees must obtain prior written permission of the Chief Compliance Officer or the Legal Department before they directly or indirectly acquire Beneficial Ownership in any security in an initial public offering or in a Private Placement.

      B. Every Employee shall direct his or her broker(s) (if any) to provide duplicate confirmations and monthly account statements to the Compliance Department regarding his or her own accounts and for any account in which securities were held for his or her direct or indirect benefit (together, "Beneficial Accounts"). If a broker does not provide confirmations and monthly account statements to the Compliance Department, it shall be the Employee's responsibility to do so.

      C. For the purpose of purchasing Reportable Funds at net asset value, Employees may have joint accounts only with spouses, their children, parents, step-parents, parents-in-law, brothers, sisters, grandchildren or grandparents and a trustee or custodian of any qualified pension or profit sharing plan or IRA established for the benefit of such persons.

      D. Employees may not speak in or to the media, on or off the record, regarding any client or security without the prior authorization of the Chief Compliance Officer or the Legal Department.

      E. All Employees are prohibited from purchasing or selling any Security for ten (10) calendar days from the date that: (a) the Company first approves an initial recommendation for the Buy, Hold, Watch or Sell List; or (b) a Security already on the research database is moved from the Hold or Watch List to the Buy List or from the Hold List to the Sell List.

      F. No Employee Account shall execute a Securities transaction on a day during which a Company client has a pending "buy" or "sell" order in such Security.

      G. No Employee shall execute a Securities transaction within three (3) business days after a Company client has traded in the same Security.

      H. No Employee shall accept a gift of more than de minimis value from any person or entity that does business with, or on behalf of the Company. For purposes of this prohibition, de minimis value is considered to be a value of $300 or less.

      I. No Employee shall, by use of futures, options, options on futures, other types of derivatives or otherwise seek to indirectly accomplish any conduct expressly prohibited by the provisions set forth in this Code.

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      J.    Each Supervised Person must report, promptly, to the Chief
            Compliance Officer, any violations of the Code of which he or she becomes aware, even if such violations involve another Supervised Person. Supervised Persons may submit such reports anonymously to the Chief Compliance Officer. Retaliation against any Supervised Person for reporting a violation of this Code shall be treated as a further violation of this Code subjecting the violator to further sanctions under the Code.

V.    PRE-CLEARANCE REQUIREMENT AND PROCEDURES; INITIAL AND ANNUAL REPORTING

      A. No Access Person shall purchase or sell any Security for any of his or her Beneficial Accounts, unless the proposed purchase or sale has been reported to and pre-cleared by the Compliance Department or the Legal Department.

            1. All proposed personal securities transactions shall be documented either on a Personal Security Trade Authorization Form (a copy of which is attached as Exhibit A) or on an electronic form provided on the Access Person's personal computer and forwarded to the Compliance Department.

            2. Subject to the further provisions set forth herein, the Compliance Department or the Legal Department, shall pre-clear any requests to purchase or sell a Security if the proposed transaction does not violate this Code of Ethics or the Federal Securities Laws. Such determination shall be made by:

                  a. Reviewing the holdings of the portfolios managed by the Company, including the holdings of Reportable Funds; and

                  b. Determining if the Security is currently on the Company's then current research database or is then currently under consideration for adding to the Company's database pending review by the Company's research committee.

            3. After review, if the Compliance Department or the Legal Department, determines to pre-clear a proposed trade, the Compliance Department (or Legal Department) will authorize the Access Person to execute the trade as follows.

                  a. The Compliance Department shall execute a Trade Authorization Form.

                  b. The Compliance Department shall communicate authorization of the trade to the Access Person.

                  c. The time at which the trade authorization is communicated to the Access Person shall be documented on the Trade Authorization Form.

            4. The trade authorization is effective for two (2) business days after the pre-clearance is granted, unless otherwise indicated by the Compliance Department.

            5. The Compliance Department shall maintain the originally executed Trade Authorization Form. A copy of the executed Trade Authorization Form will be available to the Access Person upon request.

      B. All Access Persons shall disclose all Securities holdings for which they have Beneficial Ownership, as well as certain information regarding Beneficial Accounts, on holdings reports requesting the information set forth in Section VI. B., below upon commencement of employment or association as an Access Person, but in no event, later than ten (10) calendar days of commencement of employment or association as an Access Person

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            and thereafter on an annual basis. Information contained in holdings reports submitted in accordance with this Code must be current as of a date no more than 45 days prior to the date of such report, which must be timely submitted to the Chief Compliance Officer. Access Persons that do not have any Securities holdings or Beneficial Account information to report must submit a report certifying that the Access Person does not have any reportable information as of the date of the report. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. The Company shall provide to each Access Person a copy of the Code as well as any amendments to the Code. All Access Persons must complete an acknowledgment upon commencement of employment or association as an Access Person, and thereafter on (i) receipt of any amendment to the Code and (ii) an annual basis (a copy of which is attached as Exhibit B).

VI.   QUARTERLY REPORTING

      A. Every Access Person shall submit a quarterly report to the Chief Compliance Officer with the information described in paragraph B. below with respect to any Beneficial Accounts opened during the quarter and all transactions in any Security in which such Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Security during such quarter. Access Persons need not, however, report on the following transactions:

            1. Purchases or sales that are non-volitional on the part of the person;

            2.    Purchases that are part of an Automatic Investment Plan; and

            3. Purchases or sales effected in any account over which the person has no direct or indirect influence or control.

      B. Quarterly reports shall be submitted to the Chief Compliance Officer no later than 30 calendar days after the end of each calendar quarter, and shall contain the following information:

            1. The date of the transaction, the title and the number of shares, the exchange ticker symbol, SEDOL or CUSIP number and the principal amount, interest rate and maturity date of each Security involved;

            2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            3.    The price at which the transaction was effected;

            4. The name of the broker, dealer or bank with or through whom the transaction was effected;

            5. With respect to any Beneficial Account established during the quarter, the name of the broker, dealer or bank with whom the account was established and the date the account was established; and

            6.    The date the report was submitted.

      C. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

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      D.    In accordance with sections IV.A. and B. above, all Access Persons are required to provide duplicate confirmations and account statements for each account over which the Access Person has Beneficial Ownership. Access Persons that do not have any brokerage accounts or Beneficial Ownership of Securities must submit a quarterly transaction report to certify that the Access Person has no transactions to report.

VII.  INSIDER TRADING PROCEDURES UNDER ADVISERS ACT SECTION 204A

      The following rules apply to all Access Persons:

      A.    Identifying Inside Information

            Before trading for yourself, a Beneficial Account, Employee Account or Company clients (including investment companies or private accounts managed by the Company) in the securities of a company about which you may have potential inside information, ask yourself the following questions:

            Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

            Common, but by no means exclusive, examples of what may be "material" include the following:

            .     Dividend changes

            .     Declarations of stock splits and stock dividends

            .     Financial forecasts, especially earnings estimates

            .     Changes in previously disclosed financial information

            .     Mergers, acquisitions, or tender offers

            .     Proposed issuances of new securities

            .     Stock repurchase programs

            .     Major litigation

            .     Significant changes in management or operations

            . Significant increases or declines in backlog orders or the award of a significant contract

            . Significant new products to be introduced and significant discoveries of oil and gas, minerals, or the like

            .     Extraordinary borrowings or liquidity problems

            .     Purchase or sale of substantial assets

            . Governmental investigations, criminal actions, or indictments and any collateral consequences, including potential debarment from government contracts.

            Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal or other publications of general circulation.)

            If, after consideration of the above, you believe that the information may be material and non-public, you should take the steps listed below. If you have any doubts as to whether information may be material and non-public, you should assume that the information is material and non-public.

            1.    Report the matter immediately to the Chief Compliance Officer.

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            2.    Do not purchase or sell the securities on behalf of yourself or others (including investment companies or private accounts managed by the Company).

            3. Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer.

            4. After the Chief Compliance Officer has reviewed the issue, you will be instructed either to continue the prohibitions against trading and communication noted in paragraphs 2 and 3 above, or you will be allowed to trade and communicate the information.

      B.    Restricting Access to Material Non-Public Information

            Information in your possession that is identified, as material and non-public may not be communicated to anyone, including persons within the Company, except to the Chief Compliance Officer. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

            To implement the proper restriction of access to material non-public information, various Company employees and/or departments are responsible for the following:

            1.    General Access Control Procedures

                  The Company has established a process by which access to sensitive company files that may contain non-public information is limited. Since most of the Company's files that might have insider-trading implications are stored in computers, personal identification numbers, passwords and/or code access numbers are distributed to specified individuals only. The limitations on access are monitored on an ongoing basis. In addition, access to certain physical areas of the Company's offices that are likely to contain sensitive information is restricted through the use of access codes.

                  Access Persons are made aware of their duties with respect to information being stored in non-accessible file cabinets. Access Persons are reminded that they should log off of their computers once having completed a task so as to limit information availability; places within the Company where any non-public information would be accessible are limited; specific fax machines are used to relay sensitive, potentially non-public information; access to all areas of the Company are limited through one main reception area so that outsiders are immediately identified and escorted to their proper destinations; and draft memoranda that may contain insider information are destroyed immediately after their use.

            2.    Confidentiality Agreements

                  From time to time, the Company may enter into a confidentiality agreement with third parties as a condition to receiving material, nonpublic or other confidential information. All such requests should be referred to the Compliance Department, which, in consultation with the Legal Department, as appropriate, will ensure that the form of confidentiality agreement adequately addresses the circumstances in which the Company may share such information. No Employee is authorized to enter into any written or oral confidentiality agreement, on behalf of the Company without the express prior approval of the Compliance Department.

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                  Where an Employee wishes to share material, nonpublic or other confidential information outside of the Company, prior to sharing the information, the Legal Department will obtain from the third party, an agreement whereby the third party (i) represents that it, together with its representatives, will not divulge the information to any other person, or trade in the securities as to which the information relates, without the approval of the Compliance Department; and, as appropriate
                  (ii) indemnifies the Company against any liability arising from the improper use or disclosure of such information by the third party or its representatives.

            3.    Personnel Department Procedures

                  Prior to an individual's formal offer of employment, the Personnel Department provides the individual with the Company's Insider Trading Procedures and clarifies that the Company views that the person's willingness to adhere to these policies and procedures to be a condition precedent to accepting employment with the Company.

                  The Chief Compliance Officer assists the Personnel Department by responding to insider policy questions from prospective Access Persons so that it is clear what they can or cannot do with respect to insider trading as an Access Person of the Company.

                  New Access Persons are provided with an acknowledgment form to execute before formally commencing employment in which the individual represents that he or she has received the Company's Insider Trading Procedures, has read and understands them, and that he or she understands that continued employment with the Company is dependent upon compliance with those procedures.

                  Annually, the Personnel Department elicits a written statement from all Company Access Persons that they have not violated any of the Company's Insider Trading Procedures.

      C.    Supervisory Procedures for Effectuating Compliance

            The roles of the Compliance Department and the Legal Department are critical to the implementation and maintenance of HGII's Insider Trading Procedures. Supervisory procedures can be divided into three categories - Prevention of Insider Trading, Detection of Insider Trading and Control of Inside Information.

            1.    Prevention of Insider Trading

                  To prevent insider trading, the Compliance and/or Legal
                  Departments:

                  a. provide, on a regular basis, an educational program to familiarize Access Persons with, and meet on a selective basis with newly hired personnel to inform them of, the Company's Insider Trading Procedures;

                  b. answer questions regarding the Company's Insider Trading Procedures;

                  c. resolve issues of whether information received by an Access Person of the Company is material and non-public; and

                  d. review on a regular basis and update as necessary the Company's Insider Trading Procedures.

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            2.    Detection of Insider Trading

                  To detect insider trading, the Compliance Department is responsible for:

                  a. reviewing the trading activity reports filed by each Access Person with particular emphasis on Access Persons that have access to non-public information and sample testing of all Access Persons;

                  b. reviewing the trading activity of investment companies and private accounts managed by the Company;

                  c. reviewing the trading activity of the Company's own account;

                  d. coordinating the review of such reports with other appropriate Access Persons of the Company; and

                  e. periodically generating reports for management on those tests.

            3.    Control of Inside Information

                  When it has been determined that an Access Person of the Company has material non-public information, measures will be implemented to prevent dissemination of such information. For example:

                  a. All Access Persons of the Company will be notified that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in "personal securities transactions" or for the accounts of clients (notwithstanding the inclusion of such securities on any Buy, Alt-Buy or Hold Lists compiled by the Company), until further notice.

                  b. Following receipt of notice prohibiting certain trades and until receipt of further notice, every Access Person with material non-public information shall file with the Chief Compliance Officer a weekly written report of all personal securities transactions effected during the prior week. This weekly report is in addition to the standard Form (Exhibit A) filed with the Chief Compliance Officer.

                  c. The Compliance Department will review such reports weekly as well as the Company's records of trades for client's accounts in order to determine if these procedures or any provision in this Code of Ethics have been violated.

                  d. The Compliance Department will maintain and regularly update a list of every Access Person who has indicated or about whom it has been indicated that he or she has come into contact with material non-public information so that it can better monitor these particular Insiders.

                  e. The Compliance Department will place any written materials containing the inside information in a confidential file.

            4.    Special Reports to Management

                  Promptly upon learning of a violation of the Company's Insider Trading Procedures, the Compliance Department should determine whether a written

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


                  report to senior management, the Company Executive Committee, and/or the appropriate Board of Directors is warranted taking into consideration the nature of the violation in light of all relevant facts and circumstances.

            5.    Annual Reports to Management and Investment Companies

                  On an annual basis, the Compliance Department shall prepare a written report to the Management of the Company (a) setting forth a summary of existing procedures to detect and prevent insider trading and recommendations for improvement, if any, and a description of HGII's continuing educational program regarding insider trading, (b) describing any issues arising under the Code or such procedures since the last such report, including but not limited to information about material violations of the Code or procedures and sanctions imposed in response to such violations, and (c) certifying that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and a copy of such report shall promptly be furnished to the board of directors of any investment company registered under the 1940 Act for which the Company serves as investment adviser or sub-adviser.

VIII. SANCTIONS

      The Chief Compliance Officer shall report any material code violations to the Management of the Company, which may then impose such sanctions, as it deems appropriate, up to and including termination of employment.

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


            HANSBERGER GLOBAL INVESTORS, INC. AMENDED CODE OF ETHICS

                                   SCHEDULE 1
                                REPORTABLE FUNDS
                              AS OF JANUARY 2, 2007

1)    Hansberger Institutional Series - U.S. Registered Investment Companies

      .     International Value Fund (Adviser)

      .     Emerging Markets Fund (Adviser)

      .     International Growth Fund (Adviser)

      .     International Core Fund (Adviser)

      .     All Countries Fund (currently inactive)

2)    Vanguard Trustees' Equity Fund - U.S. Registered Investment Company

      .     Vanguard International Value Fund (Sub-Adviser)

3)    IXIS Asset Management North America, LP

      . Hansberger International Fund - U.S. Registered Investment Company (Sub-Adviser)

      . IXIS Moderate Diversified Portfolio - U.S. Registered Investment Company (Sub-Adviser)

      . IXIS Equity Diversified Portfolio - U.S. Registered Investment Company (Sub-Adviser)

      . IXIS Hansberger Emerging Latin America Fund - Societe d'Investissement a Capital Variable (Sub-Adviser)

      . IXIS Hansberger Global Emerging Markets Fund - Societe d'Investissement a Capital Variable (Sub-Adviser)

4)    Pacific Capital - U.S. Registered Investment Company

      .     Pacific Capital International Stock Fund (Sub-Adviser)

5)    MTB Group of Funds -- U.S. Registered Investment Company

      .     MTB International Equity Fund (Sub-Adviser)

6)    ING - U.S. Registered Investment Company

      .     ING International Capital Appreciation Fund (Sub-Adviser)

7)    First American Funds, Inc. - U.S. Registered Investment Company

      .     International Select Fund (Sub-Adviser)

                                    Exhibit A

                           HANSBERGER GLOBAL INVESTORS
                  PERSONAL SECURITIES TRADE AUTHORIZATION FORM

NAME: __________________________________________________________________________

LEGAL NAME OF ACCOUNT: _________________________________________________________

TRANSACTION DATE: ______________________  TIME REQUESTED: ______________________

BUY _____________ SELL ________________  SECURITY: _____________________________
                                         SEDOL NO.: ____________________________

NUMBER OF SHARES AND APPROX. PRICE: ____________________________________________

                                     - OR -

TOTAL US DOLLAR AMOUNT: __________________________________

BROKER: ___________________________________ ACCOUNT #: _________________________

CONTACT IN COMPLIANCE DEPARTMENT: Susan Moore-Wester

To the best of my knowledge this proposed transaction does not violate the provisions of the HGI Amended Code of Ethics.

SIGNATURE:__________________        DATE:___________________

================================================================================

                             FOR COMPLIANCE USE ONLY

CONTACT IN TRADING: ____________________________________________________________

CONTACT IN RESEARCH:  __________________________________________________________

COMMENTS: This security has no pending trade tickets and the security is not currently under consideration for purchase or sale by HGI.

COMPLIANCE COMPLETED/CHECKED BY: _______________________________________________

CHIEF COMPLIANCE OFFICER:  _____________________________________________________

================================================================================

                       NOTIFICATION OF APPROVAL OR DENIAL

DATE: _______________________________________ TIME RESPONDED: __________________

APPROVED: __________ DENIED: ________________

COMMENTS: ______________________________________________________________________

FORM COMPLETED BY: _____________________________________________________________

                                    EXHIBIT B

                        HANSBERGER GLOBAL INVESTORS, INC.
                             AMENDED CODE OF ETHICS

                                 ACKNOWLEDGMENT

I have received and reviewed the Hansberger Global Investors, Inc. Amended Code of Ethics. I understand its provisions and their applicability to me and agree to comply with them.

NAME:         __________________________________________________________________
(Please Print)

POSITION:     __________________________________________________________________

DATE:         __________________________________________________________________

COMPANY:      __________________________________________________________________

SIGNATURE:    __________________________________________________________________

DETACH AND RETURN THIS ACKNOWLEDGMENT TO:

SUSAN MOORE-WESTER, 401 EAST LAS OLAS BLVD., SUITE 1700, FORT
LAUDERDALE, FL 33301.

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